Exhibit 23.1
Ally Financial Inc.

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference of our reports dated March 3, 2014, relating to the consolidated financial statements of Ally Financial Inc. and the effectiveness of Ally Financial Inc.'s internal control over financial reporting, appearing in this Annual Report on Form 10‑K of Ally Financial Inc. for the year ended December 31, 2013, in the following registration statements on Form S‑3:

Registration Statement No.	Description
333-178919	Ally Demand Notes
333-183535	Ally Financial Term Notes
333-193070	Senior Guaranteed Notes, Guarantees of Senior Guaranteed Notes, Senior Notes, Subordinated Notes, and Preferred Stock

/s/ Deloitte & Touche LLP
Deloitte & Touche LLP
Detroit, Michigan
March 3, 2014